Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Directors of
Smith Barney World Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated December 10, 2003, on the statement of assets and liabilities, including the schedule of investments, of Global Government Bond Portfolio of the Smith Barney World Funds, Inc. (the "Funds") as of October 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the heading "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                            /s/ KPMG LLP
                                            KPMG LLP


New York, New York
September 29, 2004